Exhibit 99.1

Argan, Inc. Reports Second Quarter Fiscal 2025 Results

September 5, 2024 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its second quarter of fiscal year 2025 ended July 31, 2024. The Company will host an investor conference call today, September 5, 2024, at 5:00 p.m. ET.

Consolidated Financial Highlights

($ in thousands, except per share data)

	July 31,
For the Quarter Ended:	2024	2023	Change
Revenues	$227,015	$141,349	$85,666
Gross profit	31,105	23,742	7,363
Gross margin %	13.7%	16.8%	(3.1)%
Net income	$18,198	$12,767	$5,431
Diluted income per share	1.31	0.94	0.37
EBITDA	24,842	17,945	6,897
Cash dividends per share	0.30	0.25	0.05

	July 31,
For the Six Months Ended:	2024	2023	Change
Revenues	$384,697	$245,024	$139,673
Gross profit	49,049	37,966	11,083
Gross margin %	12.8%	15.5%	(2.7)%
Net income	$26,080	$14,876	$11,204
Diluted per share	1.90	1.10	0.80
EBITDA	36,732	21,594	15,138
Cash dividends per share	0.60	0.50	0.10

	July 31,	January 31,
As of:	2024	2024	Change
Cash, cash equivalents and investments	$484,682	$412,405	$72,277
Net liquidity (1)	259,827	244,919	14,908
Share repurchase treasury stock, at cost	99,644	97,528	2,116
Project backlog	1,035,000	757,000	278,000

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.

David Watson, President and Chief Executive Officer of Argan, commented, “We are seeing continued momentum across our business as we move through fiscal 2025, as demonstrated by a 61% increase in consolidated revenues to $227 million during the second quarter, significantly enhanced profitability of $18.2 million, or $1.31 per diluted share, and EBITDA of approximately $25 million – our highest quarterly EBITDA level since 2017. These consolidated results reflect the strong performance of Gemma Power Systems and its sustained growth in the renewable market. The Roberts Company also generated record quarterly revenues of almost $50 million as it continues the delivery of successful projects to its customers.

“The Company closed the second quarter with backlog of $1.0 billion, which reflects an increase from last quarter of approximately $210 million, and includes $570 million of renewable projects. We believe that the addition of high energy demand data centers, the onshoring of manufacturing operations and the expansion of electric vehicle use are primary drivers of the increasing forecasts of future electrical power demands and the robust pipeline of new business opportunities. Our pipeline remains strong and we are confident that our energy-agnostic capabilities and proven success leave us well positioned to compete effectively for the growing number of projects coming to market. There is a critical need to establish consistent, high quality energy resources to ensure grid reliability, and we’re excited about the opportunities we are seeing to grow Argan’s role as a partner of choice for the construction of all types of energy facilities.”

Second Quarter Results

Consolidated revenues for the quarter ended July 31, 2024 were $227.0 million, an increase of $85.7 million, or 60.6%, from consolidated revenues of $141.3 million reported for the comparable prior year quarter. The Company experienced increased revenues at several projects, including the Trumbull Energy Center, a large combined cycle, gas-fired power plant under construction near Lordstown, Ohio; the Midwest Solar and Battery Projects; the 405 MW Midwest Solar Project; and the Louisiana LNG Facility. The overall increase in consolidated revenues between quarters was partially offset by decreased construction revenues associated with the Guernsey Power Station project, the Shannonbridge Power Project, the ESB FlexGen Peaker Plants and the Kilroot power facility, as those projects have concluded or are nearly complete.

For the quarter ended July 31, 2024, Argan’s consolidated gross profit was approximately $31.1 million, or 13.7% of consolidated revenues, reflecting positive profit contributions from all three reportable business segments. The consolidated gross profit percentage for the quarter reflects the changing mix of projects and contract types. Consolidated gross profit for the quarter ended July 31, 2023 was $23.7 million, or 16.8% of consolidated revenues.

Selling, general and administrative expenses increased by $1.9 million, to $12.4 million for the quarter ended July 31, 2024, from $10.5 million in the comparable prior year quarter. However, as a percentage of revenues, these expenses declined to 5.5% in the second quarter of fiscal 2025 as compared to 7.4% in the second quarter of fiscal 2024.

Other income, net, for the three months ended July 31, 2024 was $5.6 million, which reflected income earned during the period on invested funds in the total amount of approximately $4.8 million. During the quarter ended July 31, 2024, the Company recorded income tax expense of $6.1 million, primarily due to consolidated pre-tax book income of $24.3 million. For the comparable quarter last year, Argan recorded income tax expense of $4.6 million on consolidated pre-tax book income of $17.4 million.

For the quarter ended July 31, 2024, Argan achieved net income of $18.2 million, or $1.31 per diluted share, compared to $12.8 million, or $0.94 per diluted share, for last year’s second quarter. EBITDA for the quarter ended July 31, 2024 increased to $24.8 million compared to $17.9 million in the same quarter of last year.

Argan maintained a substantial total balance of cash, cash equivalents and investments during the quarter. The total balances were $484.7 million and $412.4 million as of July 31 and January 31, 2024, respectively. Balance sheet net liquidity was $259.8 million at July 31, 2024 and $244.9 million at January 31, 2024; furthermore, the Company had no debt.

First Six Months Results

Consolidated revenues for the six months ended July 31, 2024 were $384.7 million, an increase of $139.7 million, or 57.0%, from consolidated revenues of $245.0 million reported for the comparable prior year period.

For the six months ended July 31, 2024, consolidated gross profit increased to approximately $49.0 million, or consolidated gross margin of 12.8%, compared to consolidated gross profit of $38.0 million, or consolidated gross margin of 15.5%, reported for the six months ended July 31, 2023. The consolidated gross profit for the six months ended July 31, 2024 reflects the changing mix of projects and contract types and was adversely impacted by losses related to the Kilroot project.

Selling, general and administrative expenses increased by $2.8 million to $23.9 million for the six months ended July 31, 2024, from $21.1 million in the comparable prior year period. However, as a percentage of revenues, these expenses declined to 6.2% from 8.6% between the periods.

Other income, net, for the six months ended July 31, 2024 was $10.4 million, which reflects primarily income earned during the period on invested funds. During the six months ended July 31, 2024, the Company recorded income tax expense of $9.5 million primarily due to consolidated pre-tax book income of $35.6 million. For the comparable quarter last year, Argan recorded income tax expense of $5.5 million on consolidated pre-tax book income of $20.4 million.

For the six months ended July 31, 2024, Argan achieved net income of $26.1 million, or $1.90 per diluted share, versus net income of $14.9 million, or $1.10 per diluted share, for last year’s comparable period. EBITDA for the six months ended July 31, 2024 was $36.7 million compared to $21.6 million in the same period of last year.

Conference Call and Webcast

Argan will host a conference call and webcast for investors today, September 5, 2024, at 5:00 p.m. ET.

Domestic stockholders and interested parties may participate in the conference call by dialing (888) 506-0062 and international participants should dial (973) 528-0011; all callers shall use access code: 246016.

The call and the accompanying slide deck will also be webcast at:

https://www.webcaster4.com/Webcast/Page/2961/50947

The conference call and slide deck may also be accessed via the Investor Center section of the Company’s website at https://arganinc.com/investor-center. Please allow extra time prior to the call to visit the site.

A replay of the teleconference will be available until September 19, 2024, and can be accessed by dialing 877-481-4010 (domestic) or 919-882-2331 (international). The replay access code is 50947. A replay of the webcast can be accessed until September 5, 2025.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Non-GAAP Financial Measures

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Within this press release, the Company makes reference to EBITDA, a non-GAAP financial measure. The Company believes that the non-GAAP financial measure described in this press release is important to management and investors because the measure supplements the understanding of Argan’s ongoing operating results, excluding the effects of capital structure, depreciation, amortization, and tax rates. The non-GAAP financial measure referred to above should be considered in conjunction with, and not as a substitute for, the GAAP financial information presented in this press release. Financial tables at the end of this press release provide a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot loss contract. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2024	2023	2024	2023
REVENUES	$227,015	$141,349	$384,697	$245,024
Cost of revenues	195,910	117,607	335,648	207,058
GROSS PROFIT	31,105	23,742	49,049	37,966
Selling, general and administrative expenses	12,428	10,501	23,853	21,092
INCOME FROM OPERATIONS	18,677	13,241	25,196	16,874
Other income, net	5,604	4,118	10,398	3,489
INCOME BEFORE INCOME TAXES	24,281	17,359	35,594	20,363
Income tax expense	6,083	4,592	9,514	5,487
NET INCOME	18,198	12,767	26,080	14,876

OTHER COMPREHENSIVE INCOME, NET OF TAXES
Foreign currency translation adjustments	(186)	(185)	(976)	255
Net unrealized gains (losses) on available-for-sale securities	1,459	(683)	490	(720)
COMPREHENSIVE INCOME	$19,471	$11,899	$25,594	$14,411

NET INCOME PER SHARE
Basic	$1.36	$0.95	$1.96	$1.11
Diluted	$1.31	$0.94	$1.90	$1.10

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	13,403	13,403	13,331	13,408
Diluted	13,880	13,542	13,727	13,544

CASH DIVIDENDS PER SHARE	$0.30	$0.25	$0.60	$0.50

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	July 31,	January 31,
	2024	2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$232,685	$197,032
Investments	251,997	215,373
Accounts receivable, net	95,315	47,326
Contract assets	46,086	48,189
Other current assets	48,871	39,259
TOTAL CURRENT ASSETS	674,954	547,179
Property, plant and equipment, net	12,098	11,021
Goodwill	28,033	28,033
Intangible assets, net	2,022	2,217
Deferred taxes, net	1,637	2,259
Right-of-use and other assets	7,830	7,520
TOTAL ASSETS	$726,574	$598,229

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$99,693	$39,485
Accrued expenses	61,698	81,721
Contract liabilities	253,736	181,054
TOTAL CURRENT LIABILITIES	415,127	302,260
Noncurrent liabilities	3,379	5,030
TOTAL LIABILITIES	418,506	307,290

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,828,289 shares issued; 13,497,550 and 13,242,520 shares outstanding at July 31, 2024 and January 31, 2024, respectively	2,374	2,374
Additional paid-in capital	165,902	164,183
Retained earnings	243,519	225,507
Less treasury stock, at cost – 2,330,739 and 2,585,769 shares at July 31, 2024 and January 31, 2024, respectively	(99,644)	(97,528)
Accumulated other comprehensive loss	(4,083)	(3,597)
TOTAL STOCKHOLDERS’ EQUITY	308,068	290,939
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$726,574	$598,229

ARGAN, INC. AND SUBSIDIARIES

RECONCILIATION TO EBITDA

(In thousands) (Unaudited)

	Three Months Ended
	July 31,
	2024	2023
Net income, as reported	$18,198	$12,767
Income tax expense	6,083	4,592
Depreciation	463	488
Amortization of intangible assets	98	98
EBITDA	$24,842	$17,945

	Six Months Ended
	July 31,
	2024	2023
Net income, as reported	$26,080	$14,876
Income tax expense	9,514	5,487
Depreciation	943	1,035
Amortization of intangible assets	195	196
EBITDA	$36,732	$21,594